Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the ANTs software inc. 2010 Stock Plan of our report dated March 31, 2010, relating to the consolidated financial statements of ANTs software inc. as of and for the years ended December 31, 2009 and 2008, included in the Annual Report on Form 10-K and the Annual Report on Form 10-K/A Amendment No. 1 of ANTs software inc. for the year ended December 31, 2009.  Our report contains an emphasis of a matter paragraph regarding substantial doubt as to the ability of the Company to continue as a going concern.

/s/ WeiserMazars LLP

New York, NY
November 29, 2010